EXHIBIT 10.3

ACORDA THERAPEUTICS, INC.

DIRECTORS COMPENSATION POLICY

1. Overview

This Policy shall govern compensation for non-employee Directors (“Outside Directors”) of the Board of Directors (the “Board”) of Acorda Therapeutics, Inc. (the “Company”). Compensation for Outside Directors shall consist of both cash and equity components, in order to align their interests with those of the Company’s stockholders.

The Board will review compensation for Outside Directors at least every two years, and will be guided by the recommendations of the Compensation Committee. The Compensation Committee will review director compensation at peer companies as part of its evaluation.

2. Cash Compensation

Each Outside Director shall be paid a cash retainer (“Annual Retainer”) each year consisting of a Base Fee and an additional amount(s) based on his/her committee assignment(s), as set forth in Paragraph 5, below. The Annual Retainer shall be paid in equal quarterly installments calculated starting from the date of the Company's Annual Meeting of Stockholders (“Annual Meeting”) at which the Outside Director is first elected to the Board. If the Outside Director is elected to the Board other than at an Annual Meeting, the Annual Retainer shall be paid on a pro rata basis from the date of such election until the date of the next Annual Meeting. Upon an Outside Director’s termination of membership on the Board, no further Annual Retainer payments shall be due.

3. Equity Compensation

a.  Initial Grant. Each Outside Director shall receive, upon his/her first election to the Board, an initial grant (the “Initial Grant”) of 20,000 options for shares of the Company’s common stock. The date of the Initial Grant shall be the date of the Annual Meeting at which the Outside Director is first elected to the Board or, if the Outside Director is elected to the Board other than at an Annual Meeting, the date of such election. The exercise price of the options shall be the closing price of the Company's common stock on the Nasdaq National Market on the date of grant of the options. Options shall vest over a 12 month period in equal quarterly installments, effective immediately upon grant and subject to continued service as an Outside Director. The term of each option shall be ten years from the date the option is granted.

Upon an Outside Director’s termination of membership on the Board, all vested options shall remain exercisable for twelve months (or such longer period as the Board may determine in its discretion on or after the date of grant of such option, to the extent consistent with Section 409A of the Internal Revenue Code). In the event that an Outside Director leaves the Board before the end of a quarter, options attributable to that quarter shall vest on the last date of service on the Board on a pro rata basis for that quarter. All unvested options shall be cancelled as of the last date of service on the Board.

b. Annual Grant. Beginning at the Annual Meeting following his or her election to the Board, each Outside Director shall receive an annual grant (the “Annual Grant”) of 10,000 options for shares of the Company’s common stock. If an Outside Director was elected to the Board other than at an Annual Meeting, his or her first Annual Grant shall begin on the first anniversary of the date of such election and the number of options shall be pro-rated from that date until the next Annual Meeting. The exercise price of the options shall be the closing price of the Company's common stock on the Nasdaq National Market on the date of grant of the options. Options shall vest over a 12 month period in equal quarterly installments, effective immediately upon grant and subject to continued service as an Outside Director. The term of each option shall be ten years from the date the option is granted.

Upon an Outside Director’s termination of membership on the Board, all vested options shall remain exercisable for twelve months (or such longer period as the Board may determine in its discretion on or after the date of grant of such option, to the extent consistent with Section 409A of the Internal Revenue Code). In the event that an Outside Director leaves the Board before the end of a quarter, options attributable to that quarter shall vest on the last date of service on the Board on a pro rata basis for that quarter. All unvested options shall be cancelled as of the last date of service on the Board.

4. Expense Reimbursement

Outside Directors shall be entitled to reimbursement of appropriate expenses incurred on the Company's behalf in accordance with the Company’s Director Expense Reimbursement Guidelines.

5. Compensation Summary

The amount of the Annual Cash Retainers described above shall be as set forth in the table below. In the event that an Outside Director’s position on the Board changes, his/her compensation shall be adjusted accordingly on a pro rata basis.

Position	Annual Cash Retainer
Base Fee (all Directors except Lead Director/Chair)	$50,000
Base Fee - Lead Director/Chair	$100,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nomination Committee Chair	$10,000
Research & Development Committee Chair	$12,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Nominations & Governance Committee Member	$6,000
Research & Development Committee Member	$7,000

An Outside Director who serves on more than one committee as a member or chair will be paid a single Base Fee and the amounts applicable to all of his/her committee or chair positions. At least annually, the Board shall review and determine, based on the recommendation of the Compensation Committee, what, if any, compensation shall be paid for chairs and members of active ad hoc committees not listed above, based upon the expected efforts and contributions of those members.

6. Effective Date.

This Policy is amended effective April 15, 2021.

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